Exhibit 10.1


                                                               EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of the 10th day of April, 2007, by and between Comverse Technology, Inc., a New York corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Andre Dahan (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and to enter into an employment agreement embodying the terms of such employment; and

         WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

         1. Definitions.

         (a) "Base Salary" shall mean the Executive's base salary as determined in accordance with Section 4 below, including any applicable increases and permitted decreases.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Cause" shall mean:

                  (i) an indictment or conviction of the Executive of, or a plea of nolo contendere by the Executive to, any felony;

                  (ii) a material violation by the Executive of federal or state securities laws, as determined by a court or other governmental body of competent jurisdiction;

                  (iii) willful misconduct or gross negligence by the Executive with regard to the Company resulting in material and demonstrable harm to the Company;

                  (iv) a material violation by the Executive of any material Company policy or procedure provided to the Executive, including without limitation a material violation of the Company's Code of Business Conduct and Ethics, resulting in material and demonstrable harm to the Company; or

                  (v) fraud, embezzlement, theft or material dishonesty by the Executive against the Company (other than good faith immaterial expense account disputes);

provided, however, that no finding of Cause pursuant to subsections (iii) or
(iv) hereof shall be effective unless and until the Company has provided the Executive with written notice thereof in accordance with Section 26 below stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with
Section 26 below.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific direction given pursuant to a resolution adopted by the Board of Directors or on the advice of Company counsel shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (other than the Executive) at a meeting of the Board of Directors called and held for such purpose (after at least ten days notice is provided to Executive and Executive is given the opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive is guilty of the conduct described in clause above, specifying the particulars thereof in detail and directing that the Executive should be terminated for Cause, subject to the aforementioned right to cure.

         (d) "Change in Control" shall occur upon:

                  (i) any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board (the "Voting Securities");

                  (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company's equity securities immediately prior to such transaction (or series of related transactions) would not be the holders immediately after such transaction (or series of related transactions) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions);

                  (iii) a change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

                  (iv) a sale of all or substantially all of the Company's assets.

"Incumbent Directors" will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected or nominated for election to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination.

         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (f) "Compensation Committee" shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

         (g) "Disability" shall mean the Executive has been unable to substantially perform his material duties and responsibilities under this Agreement for a period of six (6) consecutive months or nine (9) out of twelve
(12) nonconsecutive months due to a physical or mental disability.

         (h) "Effective Date" shall mean April 30, 2007.

         (i) "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 26 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 26 below:

                  (i) any reduction in the Executive's Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives but no more than ten (10) percent of the level hereunder;

                  (ii) an actual relocation of the Executive's principal office to another location more than 35 miles from Manhattan, New York City, New York;

                  (iii) any diminution in the Executive's title as Chief Executive Officer of the Company or any material diminution in the Executive's position, duties or responsibilities;

                  (iv) any failure to elect the Executive to the Board or removal of the Executive from the Board (other than for cause or because of legal or regulatory requirements);

                  (v) a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction and the failure to deliver a copy of the document effecting such assumption to the Executive upon Executive's written request; or

                  (vi) a material breach by the Company of any provision of this Agreement;

         provided, however, that no Good Reason shall exist solely as a result of (i) the Company's equity securities ceasing to be publicly traded other than by reason of a transaction where the Company becomes a subsidiary of a company (public or private) where the executive is not the chief executive officer of the public company if public or the ultimate parent noninvestment company if private or (ii) the Board's determination from time to time that Executive shall cease to be an executive officer or member of the board of directors of any of the Company's subsidiaries or affiliates.

         (j) "Term of Employment" shall mean the period specified in Section 2 below, as such period may be extended.

         2. Term of Employment.

              The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary thereof, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for additional one (1) year periods on each anniversary of the Effective Date thereafter, unless either Party notifies the other Party in writing, in accordance with Section 26, of his or its intention not to renew this Agreement not less than sixty (60) calendar days prior to such expiration date or anniversary, as the case may be.

         3. Position, Duties and Responsibilities; Reporting.

              As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company. In this capacity, the Executive shall be have the duties, responsibilities and authority commensurate with the position and such other duties and responsibilities as are appropriate for a person holding the offices set forth in this section and assigned by the Board. Unless prevented by illness, injury or Disability, the Executive shall devote substantially all of the Executive's time, attention and efforts during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment; provided, however, that the Executive may (a) continue to serve on the Board of Redbend Software, Inc.;

(b) serve on civic or charitable boards or committees; or (c) with the approval of the Corporate Governance and Nominating Committee of the Board, serve on other corporate boards or committees; provided, further, in each case of (a),
(b) and (c) and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive's duties hereunder or conflict with Section 14. The Executive shall report to the Board in carrying out his duties under this Agreement. As of the Effective Date, the Company shall cause the Executive to be appointed or elected as a member of the Board. If requested, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company's subsidiaries or affiliates without additional compensation.

         4. Base Salary.

              As of the Effective Date and for the remainder of fiscal year 2007, the Executive shall be paid a Base Salary at the rate of one-million dollars ($1,000,000) per annum, payable in accordance with the regular payroll practices of the Company. Thereafter, the Base Salary shall be reviewed no less frequently than annually, and the amount thereof may be increased in the discretion of the Board or the Compensation Committee. After giving effect to the preceding two sentences, the Base Salary may not be decreased unless the Executive provides his prior written consent to such decrease or it is part of an across-the-board reduction applicable to all senior executive officers of the Company that results in a reduction to the Executive proportional to that of other executives but no more than ten (10) percent of the level hereunder.

         5. Incentive Compensation Arrangements.

              The Executive's annual on-target bonus for each fiscal year shall be one hundred-percent (100%) of the Executive's Base Salary (the "Target Bonus"), and the Executive's annual bonus shall not exceed two hundred-percent (200%) of the Executive's Base Salary for any fiscal year. The Parties agree that the performance criteria applicable to the Executive's annual on-target bonus for fiscal year 2007 shall be developed by the Operations and Strategy Committee of the Board, in consultation with the Executive, within forty-five days (45) days after the Effective Date, subject to review and approval by the entire Board. The bonus for 2007 shall be based on the full year and not prorated as a result of the Effective Date.

         6. Long-Term Incentive Compensation Programs.

              (a) The Executive shall be granted a deferred stock award for a number of shares of the Company's common stock ("Common Stock") equal to the quotient obtained by dividing $4,000,000 by the average of the closing prices per share of the Common Stock on the "Pink Sheets" for the ten consecutive trading days commencing on the fifth trading day following the Company's issuance of a press release announcing its unaudited financial results for the fiscal year ended January 31, 2007, pursuant to the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan. Such deferred stock award shall be made on the Effective Date and shall vest as to one-third (1/3) of the original number of shares subject thereto on each of the next three anniversaries of the date of grant, subject to accelerated vesting as otherwise provided herein. The Parties shall enter into the Company's documentation to evidence the deferred stock award substantially in the form attached hereto as Exhibit B.

              (b) During the Term of Employment, the Executive will be eligible to receive equity awards under the Company's stock incentive plans based on the performance of the Company and the performance of the Executive, determined in the good faith discretion of the Board, and consistent with the Executive's role and responsibilities as President and Chief Executive Officer of the Company, with such awards to be assessed on an annual basis.

         7. Employee Benefit Programs.

              During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives other than those relating to cash bonuses or equity awards (as to which Sections 5 and 6 hereof shall govern).

         8. Reimbursement of Business Expenses.

              During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company's policies relating thereto.

         9. Perquisites.

              During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefit programs applicable to the Company's senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time.

         10. Vacation.

              The Executive shall be entitled to an amount of paid vacation established by the Company's vacation policy, but in no event less than four (4) weeks per year. The Executive may carry over any unused vacation from year to year and will receive payment for any accrued, unused vacation upon termination of employment for any reason in accordance with the Company's policy.

         11. Legal Fees

              The Company shall pay all reasonable attorneys' fees and disbursements incurred by Executive in connection with the negotiation of this Agreement and related documents, up to a maximum of $25,000.

         12. Termination of Employment.

              (a) Termination of Employment Due to Death. In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

                  (i) Base Salary earned but not paid prior to the date of his death, and any annual bonus earned pursuant to
                           Section 5, but unpaid, as of the date of death for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year;

                  (ii) a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which his death occurred, based on the Company's actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year;

                  (iii) any amounts earned, accrued or owing to the Executive prior to the date of his death but not yet paid under Sections 7, 8, 9 or 10 above in accordance with the terms thereof; and

                  (iv) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

         (b) Termination of Employment Due to Disability. If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following, subject to Section 29:

                  (i) Base Salary earned but not paid prior to the date of termination, and any annual bonus earned pursuant to
                           Section 5, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year;

                  (ii) a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which his employment terminated, based on the Company's actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year;

                  (iii) any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 7, 8, 9 or 10 above in accordance with the terms thereof; and

                  (iv) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating the Executive's employment provides written notice to the other Party in accordance with Section 26 below.

              (c) Termination of Employment by the Company for Cause. If the Company terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following:

                  (i) Base Salary earned but not paid prior to the date of termination;

                  (ii) any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 7, 8, 9 or 10 above in accordance with the terms thereof; and

                  (iii) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

              (d) Termination of Employment by the Company Without Cause. If the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following, subject to
Section 29:

                  (i) Base Salary earned but not paid prior to the date of termination;

                  (ii) any annual bonus earned pursuant to Section 5, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year;

                  (iii) a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which his employment terminated, based on the Company's actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year;

                  (iv)     one hundred fifty percent (150%) of the greater of
                           (A) the Base Salary in effect on the date of termination or (B) the Base Salary in effect immediately prior to any reduction that would constitute Good Reason, payable in a lump sum within thirty (30) days of the date of termination in accordance with the Company's regular payroll practice;

                  (v) one hundred fifty percent (150%) of the Target Bonus, payable in a lump sum within thirty (30) days of the date of termination in accordance with the Company's regular payroll practice;

                  (vi) to have the Company pay the full premiums (employer and employee portions) for the Executive's and any covered beneficiary's coverage under COBRA health continuation benefits over the eighteen (18) month period immediately following the date of termination;

                  (vii) the immediate vesting of all deferred stock awarded to the Executive under this Agreement;

                  (viii) any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 7, 8, 9 or 10 in accordance with the terms thereof; and

                  (ix) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 26 below.

              (e) Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. Upon a termination by the Executive of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 12(d) above.

              (f) Termination of Employment by the Executive Without Good Reason. If the Executive terminates his employment without Good Reason, other than a termination of employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in Section 12(c) above. In no event shall a termination of the Executive's employment without Good Reason occur unless the Executive gives at least thirty (30) calendar days advance written notice to the Company in accordance with Section 26 below.

              (g) Termination of Employment Due to a Change in Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with or within one (1) year after a Change in Control, the Executive shall be entitled to the following, subject to
Section 29:

                  (i)      the same payments and benefits as provided in clauses
                           (i), (ii), (iii), (vi), (vii) (viii) and (ix) of
                           Section 12(d);

                  (ii)     two hundred fifty percent (250%) of the greater of
                           (A) the Base Salary in effect on the date of termination or (B) the Base Salary in effect immediately prior to any reduction that would constitute Good Reason, payable in a lump sum within thirty (30) calendar days of the date of termination in accordance with the Company's regular payroll practice; and

                  (iii) two hundred fifty percent (250%) of the Target Bonus, payable in a lump sum within thirty (30) days of the date of termination in accordance with the Company's regular payroll practice.

              (h) Termination by Notice of Nonrenewal by the Company. If the Company terminates the Executive's employment by providing a notice of nonrenewal in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 12(d) or 12(g), as applicable.

              (i) Termination by Notice of Nonrenewal by the Executive. If the Executive terminates his employment by providing a notice of nonrenewal in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 12(c) above.

              (j) No Mitigation; No Offset. In the event of a termination of the Executive's employment for any reason under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent compensation he may receive. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided that the foregoing shall in no way limit the Company's remedies upon a breach or threatened breach of the restrictive covenants in Section 14.

              (k) Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 12(d) or 12(e) or 12(h), the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A.

         13. Certain Additional Payments by the Company

              (a) Anything in this Agreement to the contrary notwithstanding, with respect to a change in ownership or effective control of the Company (as those events are determined for purposes of Section 280G of the Code) that occurs prior to the second anniversary of the Effective Date, in the event it shall be determined that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise), including but not limited to for such determination acceleration of vesting and benefits as determined in regulations promulgated pursuant to Section 280G of the Code, but determined without regard to any additional payments required under this
Section 13) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise taxes, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, unless the next sentence shall apply, the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Payment is reduced by the amount necessary such that the receipt of the Payment would not give rise to any Excise Tax (the "Reduced Payment") and the Reduced Payment would not be less than 90% of the Payments, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Payments. If the Reduced Payment is to be effective, payments shall be reduced in the following order (i) any cash severance based on a multiple of Base Salary or annual bonus, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, and (v) acceleration of vesting of any equity not covered by subsection (iv) above, unless the Executive elects another method of reduction by written notice to the Company prior to the change in ownership or effective control.

              (b) Subject to the provisions of Section 13(c), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 45 business days of the receipt of notice from Executive to the Company that there has or may have been a Payment (a "Payment Notice"), or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Company to the Executive (or directly to the Internal Revenue Service or other appropriate taxing authority for the benefit of the Executive), on or prior to the later of
(i) prior to the due date for the payment of any Excise Tax, income tax or other amount comprising the Gross-Up Payment to the relevant taxing authority, and
(ii) the 45th day following the Company's receipt of the Payment Notice. Subject to the following provisions of this Section 13 to the contrary, any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), or that additional amounts were paid to the Executive ("Overpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 13(c) and the Executive thereafter is required to make a payment of any Excise Tax, or there has been an Overpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, or the Executive shall return to the Company the amount of such Overpayment, as the case may be.

              (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or would require a re-calculation of amounts as set forth in Section 13(a). Such notification shall be given as soon as practicable but no later than three business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim unless directed to do so by the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) reasonably incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive's behalf pursuant to Section 13(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 13(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive's behalf pursuant to
Section 13(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, the Executive shall so notify the Company, and the Executive shall co-operate with the Company, at the Company's request, to contest such denial of refund.

              (e) The parties intend that this Section 13 shall be in compliance with the Sarbanes-Oxley Act of 2002 ("SOX"). If any provision of this Section 13 is inconsistent with SOX, the parties agree to reform this Section 13 to comply therewith.

         14. Restrictive Covenants.

              (a) Nondisclosure. During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 14(a).

              (b) Assignment of Rights. The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "Rights") that, during the Term of Employment, are made or conceived by him, alone or with others, and that relate to the Company's present business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as possible all information known or possessed by him concerning the Rights, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

              (c) Noncompetition; Nonsolicitation. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, engage in Competitive Business. "Competitive Business" shall mean any business or any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business, provided that after the end of the Executive's employment Competitive Business shall exclude product lines or services that account for less than 5% of the Company's aggregate revenue as projected in the Company's then current business plan for the three-year period following termination of employment. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company as aforesaid. In furtherance thereof, it is acknowledged that it shall not be a breach of this Section 14(c) for the Executive to provide services to an entity or person that is not itself a Competitive Business, but has a division, business unit or segment that is a Competitive Business, so long as the Executive demonstrates to the Company's reasonable satisfaction that the Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment that is the Competitive Business. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved, or his holdings in Redbend Software and IXI Mobile to the extent those holdings are less than 2% of the respective company's outstanding equity securities and the Executive is solely a passive investor (or option holder) in each such company and if either company has a Competitive Business, the Executive does not and will not, directly or indirectly, provide services or advice to such company. The Executive agrees that during his employment by the Company and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt employee of the Company to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Executive is an employee, owner, partner or consultant. The Executive further agrees that he will not, whether on Executive's own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or any of its affiliates or, with respect to a Competitive Business, to divert all or any part of such person's or entity's business from the Company or any of its affiliates.

              (d) Duration and Geographic Scope. The Company and the Executive agree that the duration and geographic scope of the restrictive covenants set forth in this Section 14 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section 14 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of this Section 14 by Executive, but shall be in addition to all other remedies available to the Company at law or equity. Executive acknowledges and agrees that no breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. If the provisions of this Section 14 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

         15. Indemnification.

              The Company confirms and acknowledges that the Company is obligated to indemnify the Executive pursuant to the terms of the Indemnification Agreement between the Company and the Executive dated as of the date hereof and the By-laws of Comverse Technology, Inc., and that the Executive shall in any event be indemnified to the fullest extent permitted by law.

         16. Assignability; Binding Nature.

              This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company; provided, however, that such rights or obligations may be assigned or transferred pursuant to a transaction contemplated by clause (i) of the definition of a Change in Control, a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided further, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

         17. Representation.

              The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

         18. Entire Agreement.

              This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties.

         19. Amendment or Waiver.

              No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         20. Withholding.

              The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         21. Severability.

              In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         22. Survivorship.

              The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to preserve such rights and obligations.

         23. Controlling Document.

              If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

         24. Beneficiaries/References.

              The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         25. Governing Law/Jurisdiction.

              (a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. The Parties agree that, subject to Section 25(b) below, any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Parties consent to the jurisdiction of such court.

              (b) Any dispute or controversy, except with respect to Section 14, arising under or in connection with this Agreement or the Executive's employment with the Company or any termination thereof, or any compensatory matter shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment on such award may be entered in any court of applicable jurisdiction. In the event that any equity or benefit plan bases treatment of the Executive on any term utilized herein, disputes with regard to such term shall be determined pursuant to this Section 25(b). If the arbitrator so determines, the Executive shall be entitled to recover reasonable legal fees, costs and disbursements incurred in connection with any arbitration or legal proceeding related to this Agreement (including Section 14 hereof) or the Executive's employment or termination thereof or any compensatory matter if the arbitrator also determines that the Executive is the overall prevailing party in the claims subject to such proceeding or dispute.

         26. Notices.

              All notices shall be in writing, shall be hand delivered or sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received when hand delivered or one
(1) calendar day after depositing with such overnight service for next day delivery.

         If to the Company:         Comverse Technology, Inc.
                                    810 Seventh Avenue, 35th Floor
                                    New York, New York 10019
                                    Attention:  General Counsel

                                    with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attention:  David Zeltner, Esq.

         If to the Executive:       To the most recent address of Executive set
                                    forth in the personnel records of the
                                    Company.

         27. Headings.

              The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         28. Cooperation.

              The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company related to events occurring during Executive's employment with the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. The Company shall reimburse the Executive for expenses reasonably incurred in connection therewith. Any such cooperation occurring after the termination of Executive's employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive's business or personal affairs.

         29. Compliance with Code Section 409A.

              (a) If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is a specified employee as defined in
Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

              (b) The Parties acknowledge and agree that the interpretation of
Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

         30. Counterparts.

              This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.



                              COMVERSE TECHNOLOGY, INC.

                              By: /s/ Paul Robinson
                                  --------------------------------------------
                                  Name: Paul Robinson
                                  Title: Executive Vice President, Chief
                                         Operating Officer and General Counsel


                              THE EXECUTIVE

                              /s/ Andre Dahan
                              --------------------------------
                              Name: Andre Dahan

                                    EXHIBIT A


         This RELEASE ("Release") dated as of ____________________ between Comverse Technology, Inc., a New York corporation (the "Company"), and Andre Dahan (the "Executive").

         WHEREAS, the Company and the Executive previously entered into an employment agreement dated ____________ under which the Executive was employed to serve as the Company's Chief Executive Officer (the "Employment Agreement"); and

         WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective __________________; and

         WHEREAS, pursuant to Section 12 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

         1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

         2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company, the Indemnification Agreement (as defined in Section 15 of the Employment Agreement), and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies,
(ii) under Section 13 of the Employment Agreement or (iii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants.

         3. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by _____________ within the 7 day period. The Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

         IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.


                                    COMVERSE TECHNOLOGY, INC.

                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:



                                    THE EXECUTIVE


                                    ----------------------------
                                    Andre Dahan

                                    EXHIBIT B


                            COMVERSE TECHNOLOGY, INC.
                     2005 STOCK INCENTIVE COMPENSATION PLAN
                         DEFERRED STOCK AWARD AGREEMENT
                              REFERENCE NUMBER: 001



SECTION 1.  GRANT OF DEFERRED STOCK UNITS.

(a) AWARD. On the terms and conditions set forth in this Agreement and the Notice of Grant of Deferred Stock Units (the "Notice"), the Company hereby grants to Andre Dahan (the "Grantee") a total of [xxx,xxx] Deferred Stock Units (the "Granted Units") as of [__________] (the "Grant Date").

(b) SHAREHOLDER RIGHTS. The Grantee (or any successor in interest) shall not have any of the rights of a shareholder (including, without limitation, voting, dividend and liquidation rights) with respect to the Granted Units until such time as the Company delivers to the Grantee the shares of Common Stock in settlement of the Granted Units, as described in Section 4(a).

(c) PLAN AND DEFINED TERMS. This award is granted under and subject to the terms of the 2005 Stock Incentive Compensation Plan and the Stock Incentive Compensation Plan (2005) Addendum dated July 5, 2005 (together the "Plan"), which is incorporated herein by reference. Capitalized terms used herein and not defined in the Agreement (including Section 7 hereof) shall have the meaning set forth in the Plan. To the extent any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

(d) GRANTEE UNDERTAKING. The Grantee agrees to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 2.  NO TRANSFER OR ASSIGNMENT OF AWARD.

            This Award and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process; provided, however, that the Grantee shall be permitted to transfer this award, in connection with his or her estate plan, to the Grantee's spouse, siblings, parents, children and grandchildren or a charitable organization that is exempt under Section 501(c)(3) of the Code or to trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons or to the Grantee's former spouse in accordance with a domestic relations order.

SECTION 3.  VESTING; TERMINATION OF SERVICE.

(a) VESTING. This award shall vest with respect to one-third of the Granted Units on each of the first, second and third anniversaries of the Grant Date.

(b) TERMINATION OF SERVICE. Except as otherwise provided in this Section 3, the unvested portion of the award shall be forfeited as of the date (the "Termination Date") that the Grantee actually ceases to provide services to the Company or an Affiliate in any capacity of Employee, Director or Consultant (irrespective of whether the Grantee continues to receive severance or any other continuation payments or benefits after such date) (such cessation of the provision of services by Grantee being referred to as "Service Termination").

(c) TERMINATION BY THE COMPANY WITHOUT CAUSE/TERMINATION BY THE GRANTEE FOR GOOD REASON. In the event of Service Termination by the Company or an Affiliate without Cause or by the Grantee for Good Reason, the Granted Units shall vest on the Termination Date and the shares of Common Stock to be issued under the vested Granted Units in accordance with Section 4 of hereof shall be delivered to the Grantee on the applicable Vesting Date (the "Delivery Date").

(d) RESIGNATION/DEATH/DISABILITY. In the event of Service Termination resulting from the Grantee's voluntary resignation, death or Disability, all unvested Granted Units subject to this award shall be immediately forfeited as of the Termination Date.

(e) TERMINATION FOR CAUSE. In the event of Service Termination by the Company or an Affiliate with Cause or if Cause exists as of the Termination Date, the Grantee shall forfeit all unvested Granted Units that are subject to this award.


SECTION 4.  SETTLEMENT OF GRANTED UNITS.

(a) SETTLEMENT AMOUNT. Subject to Section 4(b) hereof, the Company shall deliver to the Grantee on each vesting date a number of shares of Common Stock equal to the aggregate number of Granted Units that vest as of such date; provided, however, that no shares of Common Stock will be issued in settlement of this award unless the issuance of shares complies with all relevant provisions of law and the requirements of any stock exchange upon which the shares of Common Stock may then be listed. No fractional shares of Common Stock will be issued. The Company will pay cash in respect of fractional shares of Common Stock.

(b) WITHHOLDING REQUIREMENTS. Unless the Grantee has made arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements, the Company shall withhold from the settlement amount a sufficient number of shares of Common Stock to enable the Company to satisfy its withholding requirements with respect to the settlement of the Granted Units.

SECTION 5.  ADJUSTMENT OF GRANTED UNITS.

            If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any extraordinary dividend or distribution of cash or other assets, in order to prevent dilution or enlargement of participants' rights under the

Plan, the Committee shall adjust, in an equitable manner, the number and kind of shares that will be paid to the Grantee upon settlement of the Granted Units.

SECTION 6.  MISCELLANEOUS PROVISIONS.

(a) NO RETENTION RIGHTS, NO FUTURE AWARDS. Nothing in this award or in the Plan shall confer upon the Grantee any right to any future Awards and to continue in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Continuous Service at any time and for any reason, with or without cause.

(b) AWARD UNFUNDED. The Granted Units represent an unfunded promise. The Grantee's rights with respect to the Granted Units are no greater than the rights of a general unsecured creditor of the Company.

(c) NOTICE. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express (or other similar overnight service) or by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(d) ENTIRE AGREEMENT. This Agreement, the Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) WAIVER. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f) SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee's assigns and the legal representatives, heirs and legatees of the Grantee's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g) CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

SECTION 7.  DEFINITIONS.

(a) "AGREEMENT" shall mean this Deferred Stock Unit Award Agreement.

(b) "CAUSE" shall have the meaning ascribed to it in the Grantee's written employment agreement.

(c) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(d) "DISABILITY" shall have the meaning ascribed to it in the Grantee's written employment agreement.

(e) "GOOD REASON" shall have the meaning set forth in the Grantee's written employment agreement.

(f) "GRANT DATE" shall have the meaning described in Section 1(a) of this Agreement.

(g) "GRANTED UNITS" shall have the meaning described in Section 1(a) of this Agreement.

(h) "NOTICE" shall have the meaning described in Section 1(a) of this Agreement.

(i) "PLAN" shall have the meaning described in Section 1(c) of this Agreement.

(j) "SERVICE TERMINATION" shall have the meaning described in Section 3(b) of this Agreement.

(k) "TERMINATION DATE" shall have the meaning described in Section 3(b) of this Agreement.

(l) "VESTING DATE" shall have the meaning described in Section 3(a) of this Agreement.


         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year firs above written.


GRANTEE:                                    COMVERSE TECHNOLOGY, INC.


____________________________                By: __________________________
                                                Shefali A. Shah,
                                                Associate General Counsel